EXHIBIT 99.1

Contact:    Janice Monahan
                    480/693-5729

FOR IMMEDIATE RELEASE: Tuesday, August 3, 2004

AMERICA WEST REPORTS JULY TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of July 2004. Revenue passenger miles (RPMs) for July 2004 were a record 2.2 billion, an increase of 9.0 percent from July 2003. The airline’s capacity increased 9.0 percent from July 2003 to a record 2.6 billion available seat miles (ASMs). This resulted in a record passenger load factor for July 2004 of 84.2 percent.

     “Our record capacity and traffic growth during July 2004 from the prior year resulted in a slight increase in our load factor. However, year over year unit revenue and yield comparisons remain challenging given the industry’s excess domestic capacity. Our Mexico markets are performing well and we’re especially pleased to initiate more service to several key Mexico beach destinations,” said Scott Kirby, executive vice president, sales and marketing.

     Also for the month of July 2004, America West will report its domestic on-time performance of 76.4 percent and its completion factor of 98.5 percent to the Department of Transportation.

     The following summarizes America West’s July and year-to-date traffic results for 2004 and 2003:

	July 2004	July 2003	% Change
Revenue Passenger Miles (000)	2,209,097	2,027,078	9.0
Available Seat Miles (000)	2,624,945	2,409,231	9.0
Load Factor (percent)	84.2	84.1	0.1	pt.
Enplanements	1,951,751	1,910,544	2.2

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	13,430,665	12,401,044	8.3
Available Seat Miles (000)	17,529,199	16,234,973	8.0
Load Factor (percent)	76.6	76.4	0.2	pts.
Enplanements	12,192,426	11,750,696	3.8

     America West Airlines is the nation’s second largest low-cost airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

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